NUEVO FINANCIAL CENTER, INC.
2112 Bergenline Avenue
Union City, New Jersey 07087

TO:	Bondholders

FROM:	Board of Directors of Nuevo Financial Center, Inc.

RE:	Addendum to Bridge Loan

DATE:	November 10, 2006

Based upon our previous conversations, we approve the following changes concerning the terms of the Bridge Loan:

1.	Amount of Bridge Loan:

$425,000

2.	Interest Rate:

Up until March 31, 2006, the interest rate on the Bridge Loan will be calculated at 5% per annum. On April 1, 2006, the interest rate on the Bridge Loan will change to 10% per annum.

3.	Loan repayment:

a)	With any round of funding completed subsequent to the date of this Addendum, but prior to a $5,000,000 PIPE financing, 10% of the net proceeds would be used as principal repayment; and,

b)	The remaining principal and interest would then be completely retired upon completion of the minimum $5,000,000 PIPE financing, which is expected in the first quarter 2007.

c)	Notwithstanding the foregoing the entire principal and interest shall be repaid before December 31, 2007.

d)	If the Bridge Loan is not paid by the due date, the parties agree to renegotiate the terms of the Bridge Loan no later than 60 days after the due date.

4.	Option to Convert:

Subsequent to the date of this Addendum, on any loan repayment, as discussed in Item 3 above, the holder(s) of the Bridge Loan shall have the right to convert the principal and interest due on the Bridge Loan to shares of the Company’s common stock at the greater of: (A) 60% of the VWAP (as defined below) for the ten trading Days ending on the last trading Day prior to the conversion Date, or (B) $0.50.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (b) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers and reasonably acceptable to the Company.

I, Simon Phaneuf, hereby representing the bondholders accept the terms and conditions herein described. Upon reception of a resolution of Finkelstein Capital confirming the transfer of the bridge loan to the bondholders and confirmation of full release and discharge from Finkelstein Capital, Nuevo Financial Center, Inc. shall issue new convertible notes to the following bondholders:

Bondholder	Amount (principal and interest, rounded to the nearest dollar - as at Sept 30, 2006)
Jean-Guy Lambert	$274,220.00
Simon Phaneuf	$164,625.00
Jean-François Amyot	$27,515.00
Total	$466,360.00

The undersigned has been duly appointed and is authorized to represent the above-listed bondholders and sign this Addendum on their behalf.

Accepted and agreed by:

___________________ Date: November 10, 2006

Simon Phaneuf